EX 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of Gaia, Inc. and its subsidiaries (collectively, the “Company” or “Gaia”), and Yoga International, Inc. (collectively with its subsidiaries, “Yoga International”), as adjusted to reflect the acquisition of Yoga International pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2021, by and among Gaia, Yoga International and the other parties thereto, pursuant to which on December 22, 2021 Gaia acquired Yoga International (the “Merger”).

The unaudited pro forma condensed combined balance sheet as of September 30, 2021, assumes that the Merger occurred on September 30, 2021.

The unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021, assume that the Merger occurred on January 1, 2020.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements:

•	the audited consolidated financial statements of Gaia as of December 31, 2021 and for the two years ended December 31, 2021;
•	the unaudited consolidated financial statements of Gaia as of and for the nine months ended September 30, 2021 and 2020;
•	the audited consolidated financial statements of Yoga International as of and for the year ended December 31, 2020; and
•	the unaudited consolidated financial statements of Yoga International as of and for the nine months ended September 30, 2021.

The pro forma adjustments reported in these unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information of Gaia, after giving effect to the Merger (the “Combined Company”) is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Merger actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

Combined Company

Pro Forma Condensed Combined Balance Sheet (Unaudited)

As of September 30, 2021

(in thousands, except share and per share data)	Gaia	Yoga International Reported	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash	$14,428	$1,979	$(8,089)	a	$8,318
Accounts receivable	2,589	41	—		2,630
Prepaid expenses and other current assets	1,863	268	—		2,131
Total current assets	18,880	2,288	(8,089)		13,079
Media library, software and equipment, net	42,246	2,341	4,686	b	49,273
Right-of-use lease asset, net	8,061	—	—		8,061
Real estate, investment, and other assets, net	29,199	14	2,256	b	31,469
Goodwill	17,289	—	11,581	b	28,870
Total assets	$115,675	$4,643	$10,434		$130,752
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$9,855	$2,131	$(494)	c	$11,492
Deferred revenue	14,130	1,705	—		15,835
Total current liabilities	23,985	3,836	(494)		27,327
Long-term mortgage, net	6,146				6,146
Long-term lease liability	7,416	—	—		7,416
Deferred taxes	257	—	—		257
Total liabilities	37,804	3,836	(494)		41,146
Total shareholders' equity	77,871	807	10,928	d	89,606
Total liabilities and shareholders' equity	$115,675	$4,643	$10,434		$130,752

Combined Company

Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2021

(in thousands, except per share data)	Gaia	Yoga International Reported	Reclasses	Yoga International Reclassed	Pro Forma Adjustments		Pro Forma Combined Company
Revenues, net	$58,744	$10,460		$10,460	$(2,559)	e	$66,645
Cost of revenues	7,573	2,104		2,104	(1,383)	e, f	8,294
Gross profit	51,171	8,356		8,356	(1,176)		58,351
Expenses:
Selling and operating	44,820	3,789	703	4,492	(25)	e, f	49,287
Corporate, general and administration	4,506	3,550		3,550	—		8,056
Research and development	—	703	(703)	—	—		—
Total operating expenses	49,326	8,042		8,042	(25)		57,343
Income (loss) from operations	1,845	314		314	(1,151)		1,008
Interest and other income (expense), net	(197)	377		377	(397)	g	(217)
Income before income taxes	1,648	691		691	(1,548)		791
Provision for (benefit from) income taxes	—	—		—	—	h	—
Income (loss) from continuing operations	1,648	691		691	(1,548)		791
Income from discontinued operations	—	—		—	1,097	e	1,097
Net income (loss)	1,648	691		691	(451)		1,888
Other comprehensive income
Foreign currency translation adjustment	—	(42)		(42)	(68)	i	(110)
Comprehensive income (loss)	1,648	649		649	(519)		1,778
Comprehensive loss attributable to non-controlling interest	—	17		17	(17)	i	—
Comprehensive income (loss) attributable to non-controlling interest	$1,648	$666		$666	$(536)		$1,778

Basic:
Continuing operations	$0.09						$0.04
Discontinued operations	—						0.06
Basic net income (loss) per share	$0.09						$0.10
Diluted:
Continuing operations	$0.08						$0.04
Discontinued operations	—						0.06
Diluted net income (loss) per share	$0.08						$0.10
Weighted-average shares outstanding:
Basic	19,262						19,262
Diluted	19,787						19,787

Combined Company

Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2020

(in thousands, except per share data)	Gaia	Yoga International Reported	Reclasses	Yoga International Reclassed	Pro Forma Adjustments		Pro Forma Combined Company
Revenues, net	$66,827	$14,780		$14,780	$(4,193)	e	$77,414
Cost of revenues	8,651	3,140		3,140	(2,257)	e, f	9,534
Gross profit	58,176	11,640		11,640	(1,936)		67,880
Expenses:
Selling and operating	56,937	6,636	744	7,380	(101)	e, f	64,216
Corporate, general and administration	5,867	3,964		3,964	—		9,831
Research and development	—	744	(744)	—	—		—
Acquisition related costs	—	—		—	360	j	360
Total operating expenses	62,804	11,344		11,344	259		74,407
Income (loss) from operations	(4,628)	296		296	(2,195)		(6,527)
Interest and other income (expense), net	5,327	(107)		(107)	112	g	5,332
Income before income taxes	699	189		189	(2,083)		(1,195)
Provision for (benefit from) income taxes	180	—		—	—	h	180
Income (loss) from continuing operations	519	189		189	(2,083)		(1,375)
Income from discontinued operations	—	—		—	1,703	e	1,703
Net income	519	189		189	(380)		328
Other comprehensive income
Foreign currency translation adjustment	—	23		23	(23)	i	—
Comprehensive income	519	212		212	(403)		328
Comprehensive loss attributable to non-controlling interest	—	62		62	(62)	i	—
Comprehensive income attributable to non-controlling interest	$519	$274		$274	$(465)		$328

Earnings per share:
Basic:
Continuing operations	$0.03						$(0.07)
Discontinued operations	—						0.09
Basic net income (loss) per share	$0.03						$0.02
Diluted:
Continuing operations	$0.03						$(0.07)
Discontinued operations	—						0.09
Diluted net income (loss) per share	$0.03						$0.02
Weighted-average shares outstanding:
Basic	18,921						18,921
Diluted	19,305						19,305

Combined Company

Notes to Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the Combined Company.

The Merger was accounted for by Gaia as a business combination using the acquisition method of accounting under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gaia has estimated a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Merger, and the final allocation of such purchase price will be determined as further information becomes available. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2021, assumes that the Merger occurred on September 30, 2021. The unaudited pro forma condensed combined statements of income for the twelve months ended December 30, 2020 and the nine months ended September 30, 2021, assumes the Merger occurred on January 1, 2020.

The pro forma adjustments reported in these unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Merger actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with the audited and unaudited historical financial statements and related notes of Gaia and Yoga International.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

2.	Sources of Purchase Price

At the closing of the Merger all of the issued and outstanding shares of Yoga International preferred and common stock were converted into the right to receive an aggregate of $9.1 million in cash plus a total of 1,134,613 shares of Gaia Class A common stock. The initial cash consideration was reduced by $1.5 million to offset Yoga International’s working capital shortfall at closing pursuant to the terms of the Merger Agreement. Included in the aggregate cash consideration was $1.0 million of deferred cash consideration that was due and payable on March 1, 2022 subject to certain adjustments related to closing liabilities. We paid $0.9 million of this deferred cash consideration and retained the remainder to offset identified closing liabilities in accordance with the terms of the Merger Agreement. These adjustments have been factored into the purchase price summarized below.

The purchase price components are summarized in the following table:

(in thousands)	Total
Fair value of Class A common stock transferred	$9,724
Cash consideration	7,473
Total purchase price, as adjusted	$17,197

Combined Company

Notes to Pro Forma Condensed Combined Financial Statements

3.	Purchase Price Allocation

The acquisition was accounted for as a business combination and the total purchase price of $17.2 million was allocated to the net tangible and intangible assets and liabilities based on their preliminary fair values on the acquisition date with the excess recorded as goodwill. The values assigned to the assets acquired and liabilities assumed are based on their estimated fair values calculated using data that were available on the acquisition date. The items that may affect our preliminary purchase price determination relate to any and all contingencies, including income and other taxes. At the time such contingencies may arise within the measurement period of 12 months from the acquisition closing date, it may result in adjustments to liability balances and goodwill.

The following allocation of the purchase price to acquired identifiable assets and assumed liabilities is based on the valuation of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger as of September 30, 2021, used by management to prepare the unaudited pro forma condensed combined financial information. The following table summarizes the allocation of the estimated purchase price based on preliminary estimates of fair value:

(in thousands)	Total
Cash	$829
Accounts receivable	21
Prepaid expenses and other current assets	248
Media library, software and equipment	47
Intangible assets	9,240
Goodwill	11,581
Accounts payable and other liabilities	(993)
Deferred tax liability for acquired intangible assets	(2,079)
Deferred revenue	(1,697)
Total purchase price	$17,197

Identifiable intangible assets are comprised of the following:

(in thousands)	Total	Estimated Life (months)
Customer relationships	$2,000	48
Content library	6,970	90
Tradenames	270	48
Total intangible assets acquired	$9,240

Customer relationships consists of the estimated value of future cash flows from current Yoga International members. These relationships are on a month-to-month basis for monthly plans and on an annual basis for annual plans. Content library consists of the fair value of approximately 4,000 hours of original content acquired. Tradenames represent the value of the Yoga International brand.

Goodwill generated from this acquisition primarily represents the value that is expected from the increased scale and synergies as a result of the integration of both businesses.

The estimated fair value of the intangible assets acquired was determined by Gaia. We engaged a third‑party expert to assist with the valuation analysis. The Company used a multi period excess earnings method to value customer relationships, a cost approach to value the content library and a relief from royalty method to value tradenames.

The net tangible assets were valued at their respective carrying amounts as of the acquisition date, as we believe that these amounts approximate their current fair values.

Combined Company

Notes to Pro Forma Condensed Combined Financial Statements

4.	Reclassifications

After the Merger, the accounting policies applicable to Yoga International will be conformed to those of the Company. The Company has identified preliminary adjustments to the presentation of the historical financial statements of Yoga International to those of the Company based upon currently available information and assumptions management believes to be reasonable. Yoga International’s research and development expenses were reclassified to selling and operating expenses to conform with the Company’s presentation. These expenses relate primarily to the support and operations of Yoga International’s digital streaming service.

Management of the Company is currently in the process of conducting a more detailed review of accounting policies used in the historical financial statements of Yoga International to determine if differences in accounting policies require any further reclassification to conform to the Company’s accounting policies and classifications. As a result, we may identify additional differences between the accounting policies of the Company and Yoga International that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

5.	Pro Forma Adjustments

The pro forma adjustments set forth in the unaudited condensed combined financial information reflect the following:

a.

Cash used by the Merger of $5.8 million for payment of initial cash purchase consideration, $1.4 million for the repayment of all outstanding debt of Yoga International pursuant to the terms of the Merger Agreement, and $0.8 million for transaction related expenses incurred by Yoga International.

b.

The preliminary estimate of fair value of assets acquired and liabilities assumed, as described in Note 3 to the unaudited pro forma condensed combined financial statements, and the elimination of historical intangible assets of Yoga International of $14 thousand.

c.	Elimination of $1.4 million in outstanding promissory notes of Yoga International offset by $0.9 million of deferred purchase consideration paid on March 1, 2022.
d.

Fair value of Gaia Class A common stock issued as purchase consideration of $9.7 million and $2.0 million tax benefit related to a partial valuation allowance release for tax impact of acquired intangibles, offset by $0.8 million elimination of Yoga International’s shareholders’ equity and related minority interest.

e.

Discontinued operations presentation for the legacy one-time digital course sales. With the completion of the Merger and the launch of a premium level subscription tier that includes access to these courses on a subscription basis, the Company will be discontinuing this revenue stream. The pro forma adjustments reflect the reclass of revenues, associated costs of revenues and directly attributed marketing expenses to discontinued operations for both periods presented.

f.

Amortization of acquired intangible assets beginning on January 1, 2020. Amortization of acquired media library is reflected in cost of revenues and amortization for other acquired intangibles is included in selling and operating expenses on the accompanying condensed combined statements of operations.

g.

Elimination of interest expense for all periods for Yoga International promissory notes assumed to be paid off and cancelled as of January 1, 2020 in connection with the Merger. Also reflects the elimination of gain on forgiveness of debt for the Paycheck Protection Program loan as the Combined Company would not have applied for or qualified for this loan assuming the Merger closed on January 1, 2020.

h.	The Combined Company has a full valuation allowance in place and therefore there is no tax impact reflected for the pro forma adjustments in the condensed combined statements of operations.

Combined Company

Notes to Pro Forma Condensed Combined Financial Statements

i.

Elimination of non-controlling interest and foreign currency translation adjustments which also eliminates other comprehensive income. Foreign denominated intangible assets and minority interest were eliminated as a result of transactions completed to affect the Merger.

j.	Transaction costs incurred by Gaia directly attributed to the Merger.